Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 13E-3

(Form Type)

Doma Holdings, Inc.

RE Closing Buyer Corp.

RE Closing Merger Sub Inc.

Closing Parent Holdco, L.P.

Lennar Corporation

LEN FW Investor, LLC

LENX ST Investor, LLC

(Exact Name of Registrant and Name of Person Filing Statement)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$95,434,662.35	(1)(2)	0.00014760	$14,086.16	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$95,434,662.35
Total Fees Due for Filing				$14,086.16
Total Fees Previously Paid				$0
Total Fee Offsets				$14,086.16	(4)
Net Fee Due				$0

(1)

Aggregate number of securities to which transaction applies: As of the close of business on May 15, 2024, the maximum number of shares of the Company’s common stock to which this transaction applies is estimated to be 15,174,115, which consists of:

(a)	14,065,394 issued and outstanding shares of Common Stock entitled to receive the per share merger consideration of $6.29;

(b)	1,094,693 shares of common stock underlying outstanding Company RSU Awards, which are entitled to receive the per share merger consideration of $6.29;&NBSP;and

(c)

14,028 shares of common stock underlying outstanding Company Options to purchase shares of common stock that have an exercise price per share that is less than $6.29 (such options, the “In-the-Money Options”), which are entitled to receive the per share merger consideration of $6.29 minus the applicable exercise price.

As of the close of business on May 15, 2024, there were no Company RS Awards outstanding, 693,333 shares of common stock underlying outstanding Company Warrants and a maximum of 211,860 shares of common stock underlying outstanding Company PRSU Awards (assuming maximum performance-based vesting was achieved). Pursuant to the Merger Agreement, at the Effective Time, each outstanding Company Warrant shall, in accordance with its terms, automatically and without any required action on the part of the holder thereof, cease to represent a Company Warrant in respect of Common Stock and shall become a Company Warrant exercisable for the per share merger consideration of $6.29. If a holder properly exercises a Company Warrant within thirty (30) days following the public disclosure of the consummation of the Merger pursuant to a current report on Form 8-K, the Warrant Price, as defined in the Warrant Agreement, with respect to such exercise shall be reduced by an amount (in dollars and in no event less than zero) equal to the difference of (a) the Warrant Price in effect prior to such reduction minus (b) (i) the per share merger consideration of $6.29 minus (ii) the Black-Scholes Warrant Value (as defined in the Warrant Agreement). As of the close of business on May 15, 2024, the Company estimated that the Warrant Price, as adjusted pursuant to the foregoing sentence, to be $6.29 and, accordingly, the Company does not expect any Company Warrants to be exercised following the Effective Time and has excluded the Company Warrants from the maximum number of shares of the Company’s common stock to which this transaction applies in the table above. Pursuant to the Merger Agreement, at the Effective Time, each outstanding Company PRSU Award shall, automatically and without any required action on the part of the holder thereof, be cancelled and terminated and converted into the right receive an amount of cash, if any, equal to the product obtained by (a) the aggregate number of shares of common stock subject to such Company PRSU Award (if any) that would satisfy the performance conditions applicable to such Company PRSU Award as of the Effective Time measured as of immediately prior to the Effective Time (in accordance with the applicable award agreement governing such Company PRSU Award) by (b) the per share merger consideration of $6.29. As of the close of business on May 15, 2024, the Company estimates that no outstanding Company PRSU Awards would be eligible to receive the per share merger consideration at the Effective Time.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of May 15, 2024, the underlying value of the transaction was calculated based on the sum of:

(a)	the product of 14,065,394 shares of Common Stock and the per share merger consideration of $6.29;

(b)	the product of 1,094,693 shares of common stock underlying outstanding Company RSU Awards and the per share merger consideration of $6.29; and

(c)

the product of 14,028 shares of common stock underlying the In-the-Money Options and $5.54 (which is the difference between the per share merger consideration of $6.29 and the weighted average exercise price of $0.75 per share).

(3)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00014760.

(4)	Doma Holdings, Inc. previously paid $14,086.16&NBSP;upon the filing of its Preliminary Proxy Statement on Schedule 14A on May 21, 2024 in connection with the transaction reported hereby.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		Schedule 14A	001-39754	May 21, 2024		$14,086.16
Fee Offset Sources	Doma Holdings, Inc.	Schedule 14A	001-39754		May 21, 2024		$14,086.16	(4)